As filed with the Securities and Exchange Commission on December 8, 1999
                           Registration No. 333-_____
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------


                                    FORM S-4

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                  ------------

                                IMPRESO.COM, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                          2761                 APPLIED FOR
(State or other jurisdiction of (Primary standard industrial (I.R.S. Employer incorporation or organization) classification code number) Identification No.)

                                IMPRESO.COM, INC.
                           652 SOUTHWESTERN BOULEVARD
                              COPPELL, TEXAS 75019
                                 (972) 462 -0100
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                  ------------

                               MARSHALL SOROKWASZ
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                IMPRESO.COM, INC.
                           652 SOUTHWESTERN BOULEVARD
                              COPPELL, TEXAS 75019
              (972) 462 -0100 (Name, address, including zip code,
        and telephone number, including area code, of agent for service)
                                  ------------

           Copies of all communications, including all communications sent to the agent for service, should be sent to:

  PAUL E. GELBARD, ESQ.                           MICHAEL D. SCHWAMM, ESQ.
  BACHNER TALLY & POLEVOY LLP                     WARSHAW BURSTEIN COHEN
  380 MADISON AVENUE                              SCHLESINGER & KUH, LLP
  NEW YORK, NEW YORK 10017                        555 FIFTH AVENUE
  (212) 687-7000                                  NEW YORK, NEW YORK 10017
                                                  (212) 984-7700

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effectiveness of the Registration Statement.

If the only securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

====================================================================================================================================
                         CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
    Title of Each Class of        Amount of Shares to be        Proposed Maximum          Proposed Maximum            Amount of
 Securities to be Registered            Registered             Offering Price Per             Aggregate          Registration Fee(1)
                                                                    Share(1)              Offering Price(1)
------------------------------------------------------------------------------------------------------------------------------------
common stock, $.01
par value per share                     5,292,780                   $3.3750                  $17,863,132               $4,716
====================================================================================================================================

(1) Estimated solely for purposes of determining the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended, based upon the average of the high and low prices for TST/Impreso, Inc. common stock as reported on Nasdaq on December 2, 1999.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

    PROXY STATEMENT/PROSPECTUS, DATED FEBRUARY 7, 2000, SUBJECT TO COMPLETION

                                TST/IMPRESO, INC.
                           652 SOUTHWESTERN BOULEVARD
                              COPPELL, TEXAS 75019
                                 (972) 462 -0100

Dear Stockholder:

We are calling an annual meeting of stockholders of TST/Impreso to be held on Tuesday, March 7, 2000, at 4:00 p.m., local time, at our principal executive offices located at 652 Southwestern Boulevard, Coppell, Texas 75019.

At the annual meeting, holders of record of TST/Impreso's common stock will consider and vote upon the following proposals:

1.     To elect six directors of our company to serve for the ensuing year;

2. To approve a plan and agreement of merger in order to reorganize our corporate structure, which would have the following effects:

       o TST/Impreso will become a wholly-owned subsidiary of Impreso.com, Inc., a newly-formed Delaware corporation, and continue to conduct the business it currently conducts.

       o The assets, liabilities and operations of Impreso.com on a consolidated basis will be the same as the assets, liabilities and operations of TST/Impreso on a consolidated basis.

       o Shares of common stock of TST/Impreso will automatically convert into the same number of shares of common stock of Impreso.com.

3. To ratify the selection of Arthur Andersen LLP to serve as our company's independent public accountants for the fiscal year ending August 31, 2000.

While you are, of course, welcome to join us at this annual meeting, we understand that this may not be possible. It is important that your shares be represented and voted at the meeting, whether or not you plan to attend. Please take a moment to sign, date and promptly mail your proxy in the enclosed prepaid envelope. This will not limit your right to vote in person should you decide to attend the meeting.

This document also constitutes the prospectus of Impreso.com, Inc. for the offering to you of its common stock to be issued in the reorganization.

On behalf of your board of directors, thank you for your continued support.

Sincerely,



Marshall D. Sorokwasz
Chairman and Chief Executive Officer

                                ----------------

THE REORGANIZATION INVOLVES ELEMENTS OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 11.
                                -----------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS DOCUMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                -----------------

We expect Impreso.com's common stock will be listed on the Nasdaq National Market under the symbol "ZCOM" following the consummation of the reorganization.

                                -----------------

This proxy statement/prospectus is first being mailed to stockholders on or about February 7, 2000.

                                TST/IMPRESO INC.
                           652 SOUTHWESTERN BOULEVARD
                              COPPELL, TEXAS 75019
                                 (972) 462 -0100

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of TST/Impreso, Inc.

The annual meeting of stockholders of TST/Impreso Corp. will be held be held on Tuesday, March 7, 2000 at 4:00 p.m., local time, at our principal executive offices located at 652 Southwestern Boulevard, Coppell, Texas 75019 to consider and act upon the following matters:

1.     To elect six directors of our company to serve for the ensuing year.
       (Page 34)

2. To consider and vote upon a proposal to approve a plan and agreement of merger to reorganize TST/Impreso into a holding company structure and providing for the conversion of shares of common stock of TST/Impreso into an equal number of shares of common stock of Impreso.com, Inc. a Delaware corporation organized by us to be a holding company of TST/Impreso. (Page 34)

3. To consider and take action upon a proposal to ratify the board of directors' selection of Arthur Andersen LLP to serve as our company's independent public accountants for the fiscal year ending August 31, 2000. (Page 34)

4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The proposal to approve the plan and agreement of merger under which our company will be reorganized must be approved by the affirmative vote of the holders of a majority of the outstanding shares of TST/Impreso common stock.

We describe the reorganization and the other matters to be voted upon at the meeting more fully in the attached document. A copy of the plan and agreement of merger is attached to this proxy statement/prospectus as Appendix A.

January 14, 2000 is the record date for this meeting. Accordingly, only stockholders of record on that date will be entitled to vote at the meeting.

Please sign the enclosed proxy and return it in the enclosed postage-paid envelope as soon as possible. If you decide to attend the meeting in person, you can withdraw your proxy and vote at that time.

By Order of the Board of Directors


Donald E. Jett
Secretary

February 6, 2000

Please promptly date, sign and mail the enclosed proxy. A postage-paid envelope is provided for mailing in the United States. If any other business is brought before the meeting, your shares will be voted at the discretion of the persons named in the proxy.

                       WHERE YOU CAN FIND MORE INFORMATION

TST/Impreso publicly files annual, quarterly and current reports, proxy statements and other documents with the SEC. You may read and copy any of these documents at the SEC's public reference rooms in Washington, D.C., New York City and Chicago. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains an Internet website at http://www.sec.gov where our publicly filed documents may be obtained.

This document is part of a registration statement on Form S-4 filed with the Securities and Exchange Commission, or the SEC, covering the shares of common stock that Impreso.com will issue in the reorganization. This document also is the proxy statement of TST/Impreso for its annual meeting. The registration statement contains more information than this proxy statement/prospectus regarding us and our common stock and includes supplemental exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from its Internet website.

The SEC allows us to "incorporate by reference" into this prospectus the information we file with it. This means that we are deemed to be disclosing information to you by referring you to those documents. The information we incorporate includes important business and financial information about the company and should be carefully reviewed. The information incorporated by reference is considered to be part of this proxy statement/prospectus.

We incorporate by reference into this prospectus the following documents:

       o The TST/Impreso Annual Report on Form 10-K for the fiscal year ended August 31, 1999

       o The TST/Impreso Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 1999.

You may request a copy of these filings, at no cost, by writing to us at the following address:

       Legal Department
       TST/Impreso, Inc.
       652 Southwestern Boulevard
       Coppell, Texas 75019
       Telephone: (972) 462 -0100.

WE WILL DELIVER SUCH DOCUMENTS BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS. TO ENSURE DELIVERY OF THESE DOCUMENTS BEFORE THE ANNUAL MEETING, YOU SHOULD MAKE REQUESTS FOR SUCH DOCUMENTS NO LATER THAN FEBRUARY 29, 2000.

This proxy statement/prospectus is accompanied by a copy of the TST/Impreso 1999 Annual Report to Stockholders and Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 1999.

YOU SHOULD ONLY RELY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY SUPPLEMENT. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE COVER OF SUCH DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF SHARES OF COMMON STOCK IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

                                TABLE OF CONTENTS


Where You Can Find More Information ..........................................3

Summary ......................................................................6
                Information about the Annual Meeting and Voting ..............6
                Information about the Proposed Reorganization ................7
                Our Business .................................................9

Financial Statements .........................................................10

Selected Financial Data ......................................................10

Risk Factors .................................................................11
                Our business is dependent on the availability of
                    raw materials and our ability to pass on price
                    increases to our customers ...............................11
                Intense competition in the paper and film
                    products markets may adversely affect
                    our operating results ....................................11
                We are subject to various environmental laws and
                    regulations which govern our operations and which
                    may result in potential liability ........................12
                We experience fluctuations in operating results,
                    which may cause our stock price to fluctuate .............12
                Because we have limited contractual relationships with our customers, our customers may unilaterally reduce the
                    purchase of our products .................................12
                We may, from time to time, experience problems
                    in our labor relations....................................13
                If our common stock were delisted from the
                    Nasdaq National Market, trading in our shares
                    would be more difficult ..................................13
                The limited trading market for our common stock
                    may result in significant fluctuations in
                    the market price .........................................13
                Our principal stockholder can influence most
                    matters requiring approval by our stockholders ...........13
                Our business may be adversely affected if our systems
                    or products are not Year 2000 compliant ..................14
                We have a high level of debt relative to our equity,
                    which reduces cash flows available for our
                    business, which may adversely affect our ability
                    to obtain additional funds and increases our
                    vulnerability to economic or business downturns ..........14
                If  we fail to meet our scheduled debt service
                    requirements, we may need to refinance our
                    indebtedness or sell material assets .....................14
                Our HotSheet.com Internet business may
                    never achieve profitability ..............................15

Information About the Annual Meeting .........................................15
                Time and Place of Meeting ....................................15
                Voting Rights and Vote Required ..............................15

Proposal Number One: Election of Directors ...................................16
                Name and Certain Biographical Information ....................16
                Compensation of Directors ....................................17
                Board Meetings and Committees ................................17

Stock Ownership of Certain Beneficial Owners and Management ..................18

Compensation Committee Report ................................................19

Executive Compensation .......................................................20
                Employee Benefit Plans .......................................21
                Performance Graph ............................................22
                Certain Transactions .........................................23

Section 16(a) Beneficial Ownership Reporting Compliance ......................23

Proposal Number Two: Approval of the Plan and Agreement of Merger ............23
                Reasons for the Reorganization ...............................23
                Reorganization Procedure .....................................24
                Amendment or Termination .....................................24
                Effective Date of the Restructuring ..........................24
                Listing of Impreso.com Common Stock ..........................24
                Management ...................................................25
                Exchange of Stock Certificates ...............................25
                Capitalization of the Holding Company ........................25
                Federal Income Tax Consequences ..............................26
                Anticipated Accounting Treatment .............................27
                Securities Act Consequences ..................................27
                No Appraisal Rights ..........................................27
                Transfer Agent and Registrar .................................28
                Legal Matters ................................................28

Proposal Number Three:  Ratification of Selection of
                Independent Public Accountants ...............................28

Expense of Solicitation ......................................................28

Stockholders' Proposals ......................................................28

Other Matters That May Come Before the Meeting ...............................28

                                     SUMMARY


                              Questions and Answers


The following questions and answers are designed to help you understand the proxy voting process and the reorganization proposal. These questions and answers and the rest of the summary only highlight information in this document. You should carefully read this entire document and the attached appendices.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

THE ANNUAL MEETING

Our annual meeting will be held on Tuesday, March 7, 2000 at 4:00 p.m., local time, at 652 Southwestern Boulevard, Coppell, Texas 75019. At the meeting, stockholders will be asked to elect six directors, approve the plan and agreement of merger, ratify the selection of independent public accountants and act on any other business that may properly come before the meeting. We do not know of any matters other than those discussed in this proxy statement/prospectus that may come before the meeting. Our management also will report on our performance during the past year and respond to appropriate questions from stockholders.

WHO IS ENTITLED TO ATTEND AND VOTE AT THE MEETING?

Any holder of record of TST/Impreso common stock at the close of business on January 14, 2000, the record date, is entitled to attend and vote at the meeting. On the record date, we had 5,292,780 shares of common stock outstanding.

WHAT WILL CONSTITUTE A QUORUM AT THE MEETING?

Holders of a majority of all of the common stock issued, outstanding and entitled to vote on the record date must be present at the meeting, either in person or by proxy, to establish a quorum. Proxies that we receive that are marked "withhold" or "abstain" will be considered present at the meeting for purposes of establishing a quorum.

HOW DO I VOTE? WHAT DO I NEED TO DO NOW?

After carefully reading and considering the information contained in this document, please fill out and sign the enclosed proxy card. Then mail your signed proxy card in the enclosed prepaid return envelope as soon as possible so that your shares will be represented at the annual meeting. Your proxy card will instruct the persons named on the card to vote your shares at the annual meeting as you direct on the card. If you do not vote or if you abstain on a proposal, the effect will be a vote against the proposal. The board of directors recommends that you vote for the proposals, including approval of the plan and agreement of merger.

MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

You may change your vote at any time before your shares are voted at the annual meeting by:

   o   notifying us of your revocation in writing

   o   returning a later-dated proxy card

   o   voting in person at the meeting.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy card on or before February 22, 2000, sent to the attention of the Legal Department at TST/Impreso, Inc., 652 Southwestern Boulevard, Coppell, Texas 75019.

IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

Your broker will vote your shares only if you provide your broker with instructions. If you fail to instruct your broker, your shares will not be voted.

WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

   o For the election of directors, the nominees who receive the most votes will be elected no matter how many votes are cast. Therefore, if you do not vote for a particular nominee, or if you withhold authority for one or all of the nominees, your vote will not count either for or against the nominee. In any event, your shares will count to establish a quorum.

   o For the proposal to approve the plan and agreement of merger, the required vote is the affirmative vote of the holders of a majority of the shares of TST/Impreso common stock entitled to vote. Therefore, if you abstain or otherwise do not vote on this proposal, it will have the effect of a vote against the proposal.

   o For the proposal to ratify the selection of Arthur Andersen, the required vote is a majority of the shares of common stock present, in person or by proxy, and voting on the matter. Therefore, if you abstain or otherwise do not vote on this proposal, it will not have any effect on the outcome of the voting.

INFORMATION ABOUT THE PROPOSED REORGANIZATION

WHAT ARE YOU PROPOSING?

We are asking you to approve a plan and agreement of merger that would result in our reorganization into a holding company structure. Under the plan, TST/Impreso, a Delaware corporation, will become a wholly-owned subsidiary of Impreso.com, Inc., a Delaware corporation.

In addition, as part of the reorganization, we will place the business and assets of our Internet site business into a separate newly-formed subsidiary, HotSheet.com, Inc. We will own 90% of this subsidiary and the remaining 10%, with an option to purchase an additional 5%, will be owned by our employee who was primarily responsible for the creation of our Internet site business. At the present time, the business and assets of this business are insignificant.

WHY ARE YOU FORMING A HOLDING COMPANY?

We are forming a holding company to:

   o Organize our different business segments into separate companies which we believe will enable us to more rapidly respond to opportunities and to more easily expand our Internet site business.

   o Insulate each business segment from the risks and obligations of the other.

   o Provide financial flexibility and to facilitate capital allocation and managerial accountability.

WHAT WILL HAPPEN TO MY STOCK?

In the reorganization, your shares of common stock of TST/Impreso will automatically convert into the same number of shares of common stock of Impreso.com. We expect the Impreso.com common stock will be listed on the Nasdaq National Market under the symbol "ZCOM."

WILL I HAVE TO TURN IN MY STOCK CERTIFICATES?

No. Do not turn in your stock certificates. We will not require you to exchange your stock certificates as a result of the reorganization. After the reorganization, your TST/Impreso stock certificates will represent the same number of shares of Impreso.com capital stock. You can, however, exchange your old certificates for new certificates if you so desire.

WILL THE MANAGEMENT OF THE COMPANY CHANGE AFTER THE REORGANIZATION?

The management of TST/Impreso will not change as a result of the reorganization. The entire board of directors and all the current principal executive officers of TST/Impreso will serve as the board of directors and as executive officers of Impreso.com upon completion of the reorganization.

IF THE STOCKHOLDERS APPROVE THE PLAN AND AGREEMENT OF MERGER, WHEN WILL IT
OCCUR?

We plan to complete the reorganization immediately after obtaining stockholder approval of the plan and agreement of merger. Other than the filing of a certificate of merger with the Delaware Secretary of State, there are no regulatory conditions to the completion of the reorganization.

The board of directors of TST/Impreso recommends that the stockholders vote FOR approval of the plan and agreement of merger.

WHAT PERCENTAGE OF THE OUTSTANDING SHARES DO DIRECTORS AND EXECUTIVE OFFICERS HOLD?

As of December 1, 1999, directors, executive officers and their affiliates owned 72.03% of the outstanding common stock.

Marshall D. Sorokwasz, Richard Bloom and Donald Jett, who collectively have the right to vote 3,792,820 shares of our common stock, or 71.66% of the voting power, have each indicated their intention to vote in favor of the plan and agreement of merger and the other proposals.

DOES FORMATION OF A HOLDING COMPANY AFFECT MY FEDERAL INCOME TAXES?

We believe the proposed reorganization will be a tax-free reorganization under federal tax laws. You will not recognize any gain or loss for federal income tax purposes upon your receipt of Impreso.com stock in exchange for your shares of TST/Impreso stock. You should consult your own tax advisors concerning the specific tax consequences of the reorganization to you, including any foreign, state, or local tax consequences of the reorganization. For further information, see "Proposal Two: Approval of the Plan and Agreement of Merger - Federal Income Tax Consequences."

HOW WILL THE REORGANIZATION BE TREATED FOR ACCOUNTING PURPOSES?

In accordance with generally accepted accounting principles, we will use the historical cost basis of the assets and liabilities of TST/Impreso and Impreso.com to account for the reorganization. Because Impreso.com has only nominal assets and liabilities, the combination will effectively represent the historical basis of the assets and liabilities of TST/Impreso and the capital structure of Impreso.com.

WILL I HAVE ANY APPRAISAL RIGHTS UNDER DELAWARE LAW IF I VOTE AGAINST THE PLAN AND AGREEMENT OF MERGER?

Holders of TST/Impreso common stock will NOT have any rights to seek an appraisal of their shares under Delaware law. For further information, see "Proposal Two: Approval of the Plan and Agreement of Merger - Appraisal Rights."

OUR BUSINESS

TST/Impreso is a manufacturer and distributor to dealers and other resellers of paper and film products for commercial and home use in domestic and international markets. TST/Impreso product line consists of:

    o standard continuous computer stock business forms for use in computer printers

    o  thermal facsimile paper for use in thermal facsimile machines

    o cut sheet paper for use in copying machines, plain paper facsimile machines, laser printers, and ink jet printers

    o  transparency film

    o  desktop ink jet papers

    o  business stationary

    o  point of sale and cash register/adding machine rolls

    o  high speed laser roll paper

    o  wide format engineering rolls

    o  wide format ink jet media

    o  processed laser cut sheets.

TST/Impreso has three wholly owned subsidiaries: Big Time Paper, Inc., TST/Impreso of California, Inc., and Texas Stock Tab of West Virginia, Inc. Each subsidiary was formed to support activities of TST/Impreso.

We also own and operate the HotSheet(R) web portal. This portal, at www.hotsheet.com, provides Internet users with an easy method for finding top web sites by using a quick-loading single page design featuring over 600 carefully selected links in more than 20 major categories. We have been operating the HotSheet page for over five years. The site currently receives more than 10 million hits and is being accessed 2.5 million times by over 500,000 users each month. Additional features on HotSheet.com include:

    o HotSheet Super Search, a metasearch service which combines results from multiple web search engines and ranks the results by relevance

    o my.HotSheet, a new service which lets users create their own personalized page of categorized favorite links

    o the recently introduced HotSheet Search Portal, which provides direct input to many leading search engines

    o ShopSheet.com, a quick loading page which contains only the shopping links found on the main HotSheet.com directory.

As part of the reorganization, we will place the business and assets of our Internet site business into HotSheet.com, Inc., a separate newly-formed subsidiary of TST/Impreso. We will own 90% of this subsidiary and the remaining 10%, with an option to purchase an additional 5%, will be owned by our employee who was primarily responsible for the creation of our Internet site business. At the present time, the business and assets of this segment are insignificant.

                              FINANCIAL STATEMENTS

We have not included complete pro forma and comparative financial information concerning the company that gives effect to the reorganization because, immediately following the effective time of the reorganization, the consolidated financial statements of Impreso.com will be substantially the same as TST/Impreso's financial statements immediately prior to the reorganization. Prior to the closing of the reorganization, Impreso.com will not have commenced operations and will have no material assets or liabilities.

                             SELECTED FINANCIAL DATA

The following selected financial data for the five years ended August 31, 1999, are derived from our financial statements, which have been audited by Arthur Andersen LLP, independent public accountants. You should read the following financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes incorporated by reference in this document.

                                                              Years Ended August 31,
                                -----------------------------------------------------------------------------------
                                    1995             1996             1997            1998            1999
-------------------------------------------------------------------------------------------------------------------
OPERATIONS DATA:
Net Sales                         $37,036,456      $47,722,988     $33,634,248     $50,666,085      $59,555,595
-------------------------------------------------------------------------------------------------------------------
Operating income (loss)
before extraordinary item           2,480,004        3,005,459        (476,755)     (1,084,509)         774,352
-------------------------------------------------------------------------------------------------------------------
Extraordinary item
(net of taxes)                        523,326(a)       296,291(a)           --              --               --
-------------------------------------------------------------------------------------------------------------------
Net Income (loss)                   3,003,330        3,301,750        (476,755)     (1,084,509)         774,352
-------------------------------------------------------------------------------------------------------------------
Earnings (loss) per common share:
Income (loss) before                     0.62             0.59           (0.09)          (0.20)            0.15
extraordinary item
-------------------------------------------------------------------------------------------------------------------
Net Income (loss)                        0.75             0.65           (0.09)          (0.20)            0.15
-------------------------------------------------------------------------------------------------------------------
Consolidated
BALANCE SHEET DATA:
Total assets                       14,586,211       17,016,740      18,225,900      23,519,946       33,084,378
-------------------------------------------------------------------------------------------------------------------
Long-term debt (excluding           3,602,917        1,091,789       1,007,038       2,697,512        2,629,272
current maturities)
-------------------------------------------------------------------------------------------------------------------
Stockholders' Equity               $3,725,825      $12,978,058     $12,883,430     $11,798,921      $12,573,273
-------------------------------------------------------------------------------------------------------------------

Notes to Selected Financial Data

(a)    Early extinguishment of debt.

                                  RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER ALL INFORMATION IN THIS DOCUMENT, ESPECIALLY THE RISK FACTORS BELOW AND IN THE DOCUMENTS WE INCORPORATE BY REFERENCE, IN DETERMINING HOW TO VOTE ON THE PROPOSALS. THE RISK FACTORS APPLY TO THE BUSINESS AND OPERATIONS OF TST/IMPRESO AND WILL APPLY EQUALLY TO IMPRESO.COM AFTER THE REORGANIZATION BECAUSE IMPRESO.COM'S PRIMARY ASSET WILL BE ITS OWNERSHIP OF ALL THE EQUITY OF TST/IMPRESO.

ADDITIONAL RISKS AND UNCERTAINTIES THAT WE DO NOT CURRENTLY KNOW ABOUT OR THAT WE CURRENTLY BELIEVE ARE IMMATERIAL ALSO MAY HARM OUR BUSINESS OPERATIONS. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

INDUSTRY RISKS

OUR BUSINESS IS DEPENDENT ON THE AVAILABILITY OF RAW MATERIALS AND OUR ABILITY TO PASS ON PRICE INCREASES TO OUR CUSTOMERS

Our ability to maintain profitability is heavily dependent upon our ability to pass through to our customers the full amount of any increase in raw material costs. The principal raw materials which we use in our products are raw paper, coated thermal facsimile paper, coated technical paper, carbon and carbonless paper, transparency film, packaging and other supplies.

Our ability to operate profitably is dependent, in large part, on the market for these raw materials, particularly paper products. The supply and demand for these raw materials and the raw materiels from which they are produced are subject to substantial price fluctuations and market disturbances, including occasional shortages of supply. Prices fluctuate as a result of changes in lumber, paper pulp and paper prices and the capacity of the companies which produce these products.

If there is overcapacity in the production of any specific product which we manufacture and sell, we frequently are not able to pass through the full amount of any raw material increase. If raw material prices increase and we are not able to fully pass on the increases to our customers, our profits and our financial condition will be adversely affected.

INTENSE COMPETITION IN THE PAPER AND FILM PRODUCTS MARKETS MAY ADVERSELY AFFECT OUR OPERATING RESULTS

The business of supplying paper and film products is extremely competitive. We believe that there are few barriers to entry into many of our markets. As a result, we have experienced, and may continue to experience, competition resulting from new manufacturers of various types of paper and film in our product line. Also, when new manufacturers enter the market for a product or existing manufacturers increase capacity, they frequently reduce prices to achieve market share. Companies also can develop products which have superior performance characteristics to our products. Any of these actions by our competitors can adversely effect our sales.

In addition, we face competition from a substantial number of companies which sell similar and substitute products. Some of these competitors are subsidiaries or divisions of large international diversified companies with extensive production facilities, well developed sales and marketing staffs and substantial financial resources. We also compete with paper manufacturers who supply us with raw material but also sell to our customers. Competitive products also are available from a number of local manufacturers. This results in competition which is highly price sensitive. We also compete on the basis of quality, service and timely delivery.

An increase in competition could result in material selling price reductions or loss of our market share. This could materially adversely affect our operations and financial condition.

WE ARE SUBJECT TO VARIOUS ENVIRONMENTAL LAWS AND REGULATIONS WHICH GOVERN OUR OPERATIONS AND WHICH MAY RESULT IN POTENTIAL LIABILITY.

Our operations are subject to various federal, state, local and foreign environmental laws and regulations which govern:

    o  discharges into the air and water

    o  the storage, handling and disposal of solid and hazardous waste

    o the redemption of soil and ground water contaminated by petroleum products or hazardous substances or waste

    o  the health and safety of our employees.

Future compliance with these laws and regulations may require material expenditures by us. In addition, the nature of our current and former operations and the history of industrial uses at some of our manufacturing facilities expose us to the risk of liabilities or claims with respect to environmental and worker health and safety matters. We also may be exposed to claims for violations of environmental laws and regulations by previous owners or operators of our property. In addition, the presence of, or failure to remediate, hazardous substances or waste may adversely affect our ability to sell or rent any property or to use it as collateral for a loan. We also may be liable for costs relating to the investigation, remediation or removal of hazardous waste and substances from a disposal or treatment facility to which we or our predecessors sent waste or materials.

COMPANY RISKS

WE EXPERIENCE FLUCTUATIONS IN OPERATING RESULTS, WHICH MAY CAUSE OUR STOCK PRICE TO FLUCTUATE

Our operating results have been subject to significant quarterly and annual fluctuations. These fluctuations can be caused by:

    o  global economic conditions

    o  fluctuating market demand

    o  seasonality, generally in the summer months

    o  fluctuating supplies.

These fluctuations make it more difficult for investors to compare our operating results to corresponding prior year periods. These fluctuations also may cause our stock price to fluctuate. You should not rely on our results of operations for any particular quarter or year as indicative of our results for a full year or any future period.

BECAUSE WE HAVE LIMITED CONTRACTUAL RELATIONSHIPS WITH OUR CUSTOMERS, OUR CUSTOMERS MAY UNILATERALLY REDUCE THE PURCHASE OF OUR PRODUCTS

We generally do not enter into long-term contractual relationships with our customers. As a result, our customers may unilaterally reduce the purchase of our products or, in certain cases, terminate existing orders for which we may have incurred significant production costs.

During the past two fiscal years approximately 34% of our revenues were derived from one customer. If this customer significantly reduces its purchases or eliminates them we would be adversely affected.

A significant portion of our business is the sale of IBM branded products. If the IBM license agreement is terminated, we would be adversely affected.

We maintain a large inventory of finished goods and raw materials which makes us vulnerable to losses if prices for our finished inventory or raw materials decline or if new technology is developed that makes a significant potion of our products held in inventory obsolete.

Technological changes in the machinery and equipment using our products may cause us to spend large amounts of money to refit our manufacturing equipment and take other actions necessary to meet the changed demand.

We have experienced and may continue to experience any or all of these risks. Any of these factors may materially adversely affect our sales, profits, cash flow and financial position, which could adversely affect our stock price.

WE MAY, FROM TIME TO TIME, EXPERIENCE PROBLEMS IN OUR LABOR RELATIONS.

None of our employees is represented by unions. A significant change in status could adversely affect our operations.

IF OUR COMMON STOCK WERE DELISTED FROM THE NASDAQ NATIONAL MARKET, TRADING IN OUR SHARES WOULD BE MORE DIFFICULT

On November 19, 1999, we received notice from Nasdaq-Amex Market Group that we were failing to maintain at least $5 million of market value of our common stock held by persons other than our directors, officers and their affiliates, as required for continued listing for the Nasdaq National Market. In order for us to currently be in compliance with this requirement, the closing bid price of our common stock must equal or exceed $3.34 for at least ten consecutive trading days. If we cannot demonstrate compliance prior to February 21, 2000, our common stock may be delisted from the Nasdaq National Market on that date. If our common stock is delisted from the Nasdaq National Market, we can appeal the determination to a Nasdaq Listing Qualifications Panel, apply to become listed on the Nasdaq Small Cap Market or apply to become listed on the American Stock Exchange, if we then meet the requirements for continued listing on those markets or, if not, then in the over-the-counter market. Listing on the Nasdaq Small Cap Market or in the over-the-counter market may make it more difficult for us to raise funds through the sale of our securities. In addition, listing in the over-the-counter market would make it more difficult for an investor to dispose of, or to obtain accurate quotations for our common stock.

THE LIMITED TRADING MARKET FOR OUR COMMON STOCK MAY RESULT IN SIGNIFICANT FLUCTUATIONS IN THE MARKET PRICE

The trading activity of our common stock has been very limited. During the 12-month period ended November 30, 1999, our daily trading volume averaged approximately 11,100 shares. Low trading volumes may cause significant fluctuations in the market price of our common stock, and historic prices may not necessarily be indicative of what the market price of our stock would be in a more liquid market.

OUR PRINCIPAL STOCKHOLDER CAN INFLUENCE MOST MATTERS REQUIRING APPROVAL BY OUR STOCKHOLDERS

As of December 1, 1999, Mr. Sorokwasz, our Chairman, Chief Executive Officer and President, controlled the right to vote over approximately 44.56% of our common stock. As a result of this voting power, Mr. Sorokwasz may have the ability to determine the election of all of our directors, direct our policies and control the outcome of substantially all matters which may be put to a vote of our stockholders.

OUR BUSINESS MAY BE ADVERSELY AFFECTED IF OUR SYSTEMS OR PRODUCTS ARE NOT YEAR 2000 COMPLIANT

Computer software and other equipment utilizing microprocessors that use only two digits to identify a year in a date field may be unable to accurately process certain date-based information at or after the year 2000. This is commonly referred to as the "Year 2000 issue."

Although we believe we have completed upgrading our information technology and non-information technology systems, the failure to correct a material Year 2000 issue could result in an interruption in, or a failure of, certain normal business activities or operations. Such failures could materially and adversely affect our results of operations, liquidity and financial condition. Because of the general uncertainty inherent in the Year 2000 issue, resulting in part from the uncertainty of Year 2000 readiness of third party suppliers and customers, we are unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on our results of operations, liquidity and financial condition.

FINANCIAL RISKS

WE HAVE A HIGH LEVEL OF DEBT RELATIVE TO OUR EQUITY, WHICH REDUCES CASH FLOW AVAILABLE FOR OUR BUSINESS, WHICH MAY ADVERSELY AFFECT OUR ABILITY TO OBTAIN ADDITIONAL FUNDS AND INCREASES OUR VULNERABILITY TO ECONOMIC OR BUSINESS DOWNTURNS

We are highly leveraged, a substantial part of our assets is subject to liens, and our operations are subject to restrictions imposed by the terms of our indebtedness. As of November 30, 1999, our total consolidated indebtedness, including short-term borrowings, was approximately $10.3 million and our total stockholders' equity was approximately $12.7 million. Total indebtedness represented 81% of the total capitalization.

Accordingly, we are subject to all of the risks associated with substantial indebtedness, including:

    o a substantial portion of our cash flow from operations will be used to service indebtedness

    o we will have reduced funds available for operations, future business opportunities and other purposes

    o our ability to obtain additional financing for acquisitions, working capital, capital expenditures, general corporate or other purposes may be impaired

    o we are more vulnerable to economic downturns and less able to withstand competitive pressures and react to changes in our industry and general economic conditions.

In addition, our revolving loan agreement under which a major portion of our borrowings are made contain covenants which may limit our operating flexibility with respect to certain business matters.

IF WE FAIL TO MEET OUR SCHEDULED DEBT SERVICE REQUIREMENTS, WE MAY NEED TO REFINANCE OUR INDEBTEDNESS OR SELL MATERIAL ASSETS

If we are unable to meet our future debt service requirements from our cash flow, we will be required to adopt one or more alternatives such as refinancing or restructuring our indebtedness, selling material assets or operations or seeking to raise additional debt or equity capital. There can be no assurance that any of these actions could be taken on a timely basis or on satisfactory terms or that we will be able to satisfy our additional capital requirements. In addition, the terms of the loan agreements may prohibit us from adopting any of one or more of the alternatives which might otherwise be available.

OUR HOTSHEET.COM INTERNET BUSINESS MAY NEVER ACHIEVE PROFITABILITY

We are currently undertaking to expand the business of our HotSheet.com portal. We are unable to predict with certainty what the total cost will be in our attempt to exploit this portal, nor can we predict with certainty whether our efforts will result in a profit. Accordingly there is no assurance that our activities with regard to HotSheet will be profitable.

THIS PROSPECTUS ALSO CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THESE STATEMENTS RELATE TO OUR FUTURE PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THESE STATEMENTS MAY BE IDENTIFIED BY THE USE OF WORDS SUCH AS "EXPECTS," "ANTICIPATES," "INTENDS," "PLANS," AND SIMILAR EXPRESSIONS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THESE STATEMENTS. FACTORS THAT COULD CONTRIBUTE TO SUCH DIFFERENCES, INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED ABOVE AND ELSEWHERE IN THIS PROSPECTUS.

                      INFORMATION ABOUT THE ANNUAL MEETING

TIME AND PLACE OF MEETING

We have furnished this document to you to solicit your proxy for use at the TST/Impreso annual meeting of stockholders to be held on Tuesday, March 7, 2000 at 4:00 p.m., local time, and at all adjournments thereof.

We will hold the meeting at the principal executive offices of TST/Impreso at 652 Southwestern Boulevard, Coppell, Texas 75019.

At the meeting, the persons named in the enclosed proxy will vote all proxies received in time and not revoked in accordance with the instructions indicated on the proxies. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted to approve the proposals. You may revoke your proxy at any time before your shares are voted by filing a later dated proxy with TST/Impreso, by attending the meeting and voting in person, or by notifying TST/Impreso of the revocation in a later dated writing sent on or before February 22, 2000, to our Legal Department, at TST/Impreso, Inc., 652 Southwestern Boulevard, Coppell, Texas 75019.

VOTING RIGHTS AND VOTE REQUIRED

The close of business on January 14, 2000, is the record date for the annual meeting. As of the record date, TST/Impreso had 5,292,780 shares of common stock outstanding and entitled to vote. Each outstanding share of common stock entitles the record holder to one vote.

Holders of a majority of all of the common stock issued, outstanding and entitled to vote on the record date must be present at the meeting, either in person or by proxy, to establish a quorum. Proxies that we receive that are marked "withhold" or "abstain" will be considered present at the meeting for purposes of establishing a quorum. In the absence of a quorum, the annual meeting may be adjourned from time to time until the necessary number of stockholders are present.

The nominees who receive the most votes in the election of directors will be elected no matter how many votes are cast. Therefore, if you do not vote for a particular nominee, or if you withhold authority for one or all of the nominees, your vote will not count either for or against the nominee.

The required vote for the approval of the plan and agreement of merger is a majority of the issued and outstanding shares of TST/Impreso common stock entitled to vote. Therefore, if you abstain or otherwise do not vote on this proposal, it will have the effect of a vote against the proposal.

The required vote for the approval of the ratification of the selection of the independent public accountants is a majority of the shares of common stock present, in person or by proxy, and voting on the matter. Therefore, if you abstain or otherwise do not vote on this proposal, it will not have any effect on the outcome of the voting.

A proxy submitted by a stockholder also may indicate that all or a portion of the shares represented by such proxy are not being voted by such stockholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain matters in the absence of instructions from the beneficial owner of the shares. Brokers who hold shares in street name have the authority to vote on certain routine matters on which they have not received instructions from their beneficial owners. Brokers holding shares in street name, who do not receive instructions, are entitled to vote on the election of directors and ratification of the appointment of the independent public accountants, since such matters are considered to be routine, but will not be entitled to vote on the proposal to approve the plan and agreement of merger, since such matter is not considered to be routine. Under applicable Delaware law, "broker non-votes" on any proposal (where a broker submits a proxy but does not have authority to vote a customer's shares on such proposal) will be considered to be not entitled to vote on that proposal and, thus, will not be counted in determining whether such proposal receives the vote of the required amount of shares present and entitled to vote at the annual meeting. Since a broker is not required to vote shares held in "street name" in the absence of instructions from the beneficial stockholder and, in the absence of such instructions, is not permitted to vote on the proposal to approve the plan and agreement of merger, a stockholder's failure to instruct his or her broker will result in the stockholder's shares not being voted on the proposal to approve such issuance and will have the effect of votes cast against the plan and agreement of merger. Broker non-votes will not have any effect on the outcome of voting on any of the other proposals.

                   PROPOSAL NUMBER ONE: ELECTION OF DIRECTORS

The TST/Impreso By-laws provide for a board of directors of not less than three members. The board has fixed the number of directors to be elected at six. The terms of the present directors expire at the annual meeting of stockholders, to be held on March 7, 2000. Each director elected at the annual meeting of stockholders will serve until our next annual meeting of stockholders or until his successor shall have been chosen and qualified.

It is the intention of the persons named in the accompanying form of proxy to vote the shares of common stock represented in favor of the nominees listed in the following table, unless otherwise instructed in the signed proxies. If a nominee is unable or declines to serve, the persons named as proxies reserve the right to vote the shares of common stock represented by the signed proxies for another person duly nominated by the board of directors in such nominee's stead. The board of directors has no reason to believe that the named nominees will be unable or will decline to serve.

The nominees are presently serving as our directors. Certain information concerning the nominees for election is set forth below. This information was furnished by them to TST/Impreso.

NAME AND CERTAIN BIOGRAPHICAL INFORMATION

Marshall D. Sorokwasz, 56, is one of the founders of the company and has been our President, Chief Executive Officer, and a director since our organization in 1976 and Chairman of the Board since 1996. Prior thereto, Mr. Sorokwasz held several positions with O.E.I. Business Products of Chicago, Illinois, a manufacturer and distributor of continuous business forms.

Richard D. Bloom, 67, is one of our founders and joined the company as Senior Vice President of Operations and a director in 1976. Prior, thereto, Mr. Bloom spent 20 years on the production side of the computer form industry, having served as a plant manager and production manager at his two previous employers, Data Documents, Inc. of Hutchins, Texas, and Service Business Forms of Wichita, KS.

Donald E. Jett, 55, is also an original founder of our company and has been a director and the Secretary of the Company since 1976. In August 1999, Mr. Jett began working for the company as an investor relations consultant. Prior to this, Mr. Jett worked as a consultant to Budget Cardio, a company that sold and refurbished new and used cardiovascular exercise equipment, having served as such since May 1994. During 1993, Mr. Jett owned and operated Uniglobe Clocktower Travel, a travel agency in Coppell, Texas. From 1978 until May 1991, Mr. Jett served as a Vice President and a director of Origami, Inc., a business consumable wholesaler. Prior to working at Origami, Inc., he was a regional sales manager for 11 years in a division of Scott Paper Company, with sales responsibilities for 21 states.

Robert E. Troisio, 55, became a director in May 1995. From June 1998 to present, he has served as President and CEO of MedLab Accounts Receivable Services, Inc. Since September 1994, Mr. Troisio has also served as Managing Director Emerging Businesses of Morris Anderson & Associates, Ltd., a management consulting firm. From May 1997 to May 1998, Mr. Troisio served as President of Hamilton Luggage RDG, Inc., a retailer of luggage and accessories. From May 1992 to May 1996, Mr. Troisio served as an officer and director of Taren Holdings, Inc., a manufacturer of swim and resort wear. Mr. Troisio served as President of TR Clothing Manufacturers, Inc., a manufacturer of women's coats, from May 1993 to November 1994. From January 1990 to February 1992, Mr. Troisio acted as Vice President and Treasurer for Forstmann & Company, Inc., a manufacturer of woolen fabrics. Prior positions held by Mr. Troisio include Executive Vice President of Finance and Director of Reorganization for Basix Corporation, Assistant Treasurer for Perry H. Koplik & Sons, a paper broker, and Director of Credit for International Paper Company, an integrated paper mill.

Bob L. Minyard, 58, was elected to the Board of Directors on January 2, 1996. Since 1968 Mr. Minyard has served as an executive officer and a director of Minyard Food Stores, a regional chain of grocery stores in the Southwest.

Jay W. Ungerman, 62, was elected to the Board of Directors on January 2, 1996. Mr. Ungerman has been a principal partner in a Texas law firm specializing in civil practice since1994. In October 1998 Mr. Ungerman temporarily relocated to Budapest, Hungry to consult with Eastern Europeans about U.S. markets.

COMPENSATION OF DIRECTORS

Each member of the board of directors received $1,500 for the fiscal year ended August 31, 1999, for his services as a director. In addition, each director received $500 for each of the board or committee meetings attended by him in person, or $125 for participating telephonically, except if more than one meeting was scheduled on the same day, each director was compensated as if only one meeting was held. Each non-employee director also receives, on an annual basis, an automatic grant of an option to purchase 500 shares of our common stock under our 1995 Stock Option Plan.

BOARD MEETINGS AND COMMITTEES

During fiscal 1999, the TST/Impreso board of directors met on four occasions and from time to time passed resolutions by unanimous written consent. Each of the persons named in the tables attended at least 75% of the meetings in fiscal 1999 of the board and the committees of the board on which he served.

Our board of directors has a Stock Option Committee, whose members are Messrs. Troisio, Ungerman and Minyard. The Stock Option Committee administers our 1995 Stock Option Plan and determines the persons who are eligible to receive options, the number of shares to be subject to each option, and the other terms and conditions under which options are granted and exercisable. See "Employee Benefit Plans" below. The Stock Option Committee met once during fiscal 1999.

Our board of directors has a Compensation Committee, whose members are Messrs. Sorokwasz, Ungerman and Troisio. The Compensation Committee is authorized to review and approve remuneration arrangements for senior management, directors and other employees and employee benefit plans in which officers and employees are eligible to participate. The Compensation Committee met once during fiscal 1999.

Our board of directors has an Audit Committee, whose members are Messrs. Sorokwasz, Ungerman and Minyard. The Audit Committee is authorized to meet and discuss with representatives of the firm of independent public accountants retained by our company, the scope of the audit by such firm and question such representatives about the audit and to meet with and question our employees about financial matters pertaining to us. The Audit Committee met once during fiscal 1999.

Our board of directors does not have a Nominating Committee.

The only directors who are active in our business on a day-to-day basis are Messrs. Sorokwasz and Bloom. No family relationships exist between any of the directors and executive officers of our company.

Our certificate of incorporation contains a provision, authorized by Delaware law, which eliminates the personal liability of a director of our company to us or to any of our stockholders for monetary damages for a breach of his fiduciary duty as a director, except in the case where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, or authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law, or obtained improper personal benefit.

           STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of our common stock, as of December 1, 1999, by each person, including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, who, to the best of our knowledge, owned beneficially more than 5% of any class of our outstanding voting securities, each director and nominee for election as a director, all named executive officers in the Summary Compensation Table (see "Executive Compensation"), and all directors and executive officers of our company, as a group.

                                      Shares of Common Stock       Percent
Name                                  Beneficially Owned (a)       of Class
----                                  ----------------------       --------

Marshall D. Sorokwasz                 2,358,650       (b)           44.56%
118 Cottonwood Drive
Coppell, TX 75019

Richard D. Bloom                       788,320                      14.89%
3100 Hillside
Highland Village, TX 75067

Donald E. Jett                         645,850                      12.20%
100 Cottonwood Drive
Coppell, TX 75019

Robert F. Troisio                        3,250        (c)            (d)

Bob L. Minyard                           2,750        (e)            (d)

                                      Shares of Common Stock       Percent
Name                                  Beneficially Owned (a)       of Class
----                                  ----------------------       --------

Jay W. Ungerman                         2,980         (f)            (d)

Jeffery W. Boren                       50,650         (g)            (d)

John L. Graves                         35,700         (h)            (d)

All directors and executive
officers as a group (nine persons)  3,897,150         (i)           72.25%


---------

(a) Except as indicated in the following footnotes, each of the persons listed above has sole voting and investment power with respect to all shares shown in the table as beneficially owned by him, subject to community property laws where applicable.

(b) 2,333,360 of these shares are voted by Mr. Sorokwasz as Trustee for the Sorokwasz Irrevocable Trust. This number does not include 16,700 shares owned by Mr. Sorokwasz' wife, as to which Mr. Sorokwasz disclaims any beneficial interest.

(c) Includes 2,750 shares issuable upon the exercise of stock options, exercisable within 60 days, held by Mr. Troisio. See "Employee Benefit Plans - 1995 Stock Option Plan."

(d)    Less than 1%.

(e) Consists of 2,750 shares issuable upon the exercise of stock options, exercisable within 60 days, held by Mr. Minyard. See "Employee Benefit Plans - 1995 Stock Option Plan."

(f) Includes 2,250 shares issuable upon the exercise of stock options, exercisable within 60 days, held by Mr. Ungerman. See "Employee Benefit Plans - 1995 Stock Option Plan."

(g) Includes 49,650 shares issuable upon the exercise of stock options, exercisable within 60 days, held by Mr. Boren. See "Employee Benefit Plans - 1995 Stock Option Plan."

(h) Includes 34,800 shares issuable upon the exercise of stock options, exercisable within 60 days, held by Mr. Graves. See "Employee Benefit Plans - 1995 Stock Option Plan."

(i) Includes 101,200 shares issuable upon the exercise of stock options exercisable within 60 days.

                          COMPENSATION COMMITTEE REPORT


The Compensation Committee is composed of Marshall D. Sorokwasz, President and CEO, Robert F. Troisio and Jay W. Ungerman. The Compensation Committee's informal executive compensation philosophy considers a number of factors, including competitive compensation by like-sized companies in similar businesses and linking executive compensation to achievement of performance goals. The Committee has access to national compensation surveys and public compensation information for executives in manufacturing companies both larger and smaller than our company, including our direct competitors. All of these sources are used by the Committee in reviewing compensation.

Our executive compensation program is designed to provide incentives to attract, motivate, and retain key executives needed to enhance our profitability, create value for our stockholders, and instill in the executives a long term commitment to us. In January 1999, the Committee reviewed total compensation of the named executive officers listed in this proxy statement. The Compensation Committee determined that for fiscal 1999, based upon our company's return to profitability in the first five months of fiscal 1999 and the successful implementation of the IBM program, salaries for Richard Bloom, Jeffery Boren, John Graves, and Susan Atkins would be increased as of February 1, 1999, $24,000, $24,000, $12,000, and $12,000, respectively. Other annual compensation paid to Marshall Sorokwasz in fiscal 1999 was $65,735, which was $118,575 less than in fiscal 1998 reflecting the reduction in his use of the annual $125,000 expense allowance authorized by the board in August 1993.

The Compensation Committee feels that the compensation paid to executives adequately reflects our philosophy and policies and that none of our executive officers is overcompensated.

                             EXECUTIVE COMPENSATION

The following table sets forth information concerning the cash compensation paid by us for services rendered during the three fiscal years ended August 31, 1999, 1998, and 1997, to our executive officers whose aggregate compensation exceeded $100,000.

                          SUMMARY OF COMPENSATION TABLE
-------------------------------------------------------------------------------------------------------------------
                                      Annual Compensation                  Long Term Compensation
                        -------------------------------------------------- ----------------------
                                                                                Number of
                                                                               Securities
   Name and Principal                                       Other Annual       Underlying          All Other
        Position         Year       Salary       Bonus    Compensation (1)       Options       Compensation (2)
-------------------------------------------------------------------------------------------------------------------
Marshall Sorokwasz       1999      $363,118           $0    $65,735 (3) (4)        5,000(5)            $3,612
Chairman of the          1998       267,580            0    184,310 (3) (6)          -0-                3,572
Board, President and     1997       267,583       86,000    225,000 (3) (6)          -0-                3,895
CEO

Richard Bloom            1999      $239,958           $0        ---                5,000(5)            $3,135
Senior Vice President    1998       181,650            0     56,323 (3) (7)          -0-                2,985
of Operations            1997       181,650       43,000     67,309 (3) (8)          -0-                2,832

John Graves              1999      $113,289           $0        ---                5,000(5)              $582
Vice President           1998       101,662            0        ---                  -0-                  539
of Manufacturing         1997       101,636       15,000        ---                  -0-                  614

Jeff Boren               1999      $137,175           $0        ---                5,000(5)              $696
Vice President of        1998       117,190            0        ---                  -0-                  555
Sales, Marketing         1997       117,700(9)    15,000        ---               15,000                  551
-------------------------------------------------------------------------------------------------------------------

(1) Unless otherwise indicated, the named executive officer did not receive perquisites and other benefits in which the aggregate amount of such compensation exceeded the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.

(2) "All Other Compensation" represents the allocation of our contribution to the TST/Impreso, Inc. Employee 401(k) Plan for each executive officer, based upon the distribution formula in the 401 (k) Plan, and payment of directors fees for attending board and committee meetings.

(3) Consists of payments of one or more of the following: medical and whole life insurance premiums; annual car allowance; and non-reimbursable expense payments.

(4)    Includes a $24,000 car allowance.

(5)    Options granted outside of the 1995 Stock Option Plan.

(6)    Includes a total of $124,000 in non-reimbursable expense payments.

(7)    Includes a $17,500 car allowance.

(8)    Includes a $30,000 car allowance.

(9) Includes a total of $15,000 in quarterly bonuses, which was eliminated as bonuses and incorporated into Mr. Boren's annual salary by a Compensation Committee resolution, dated January 28, 1997, and was deferred for payment into the 1998 fiscal year.

The following table shows as to the Chief Executive Officer and the other Named
Executive Officers of our company listed in the Compensation Table, information about options granted in the 1999 fiscal year. We did not grant any stock appreciation rights, restricted stock or performance shares.

                                       OPTIONS GRANTED IN 1999 FISCAL YEAR

                                                                                      Potential Realizable Value
                                                                                       at Assumed Annual Rates
                                                                                     of Stock Price Appreciation
                                                   Individual Grants                      for Option Term (1)
----------------------------------------------------------------------------------------------------------------
                                 Number of
                                 Securities    % of Total Options
                                 Underlying        Granted to      Exercise or
                                  Options         Employees In      Base Price    Expiration
        Name                     Granted (#)      Fiscal Year(2)      ($/SH)         Date          5%       10%
================================================================================================================
Marshall D. Sorokwasz (3)          5,000             12.66%            3.00        08/08/2004    $4,144   $9,157
----------------------------------------------------------------------------------------------------------------
Richard D.  Bloom (3)              5,000             12.66%            3.00        08/08/2004    $4,144   $9,157
----------------------------------------------------------------------------------------------------------------
John L. Graves (3)                 5,000             12.66%            3.00        08/08/2004    $4,144   $9,157
----------------------------------------------------------------------------------------------------------------
Jeffrey W. Boren (3)               5,000             12.66%            3.00        08/08/2004    $4,144   $9,157
----------------------------------------------------------------------------------------------------------------

(1) The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

(2) Includes options granted from the 1995 Stock Option Plan and options granted outside of the plan

(3) Options granted have a term of five years, subject to earlier termination related to termination of employment, and vest in 50% increments over a two year period.

                                 AGGREGATE OPTION EXERCISES IN 1999 FISCAL YEAR AND
                                            FISCAL YEAR END OPTION VALUES
--------------------------------------------------------------------------------------------------------------------
                                                        Number of Unexercised           Value of Unexercised
                                                        Options at August 31,           In-The-Money Options
                                                            1999 (Shares)              at August 31, 1999 (1)
--------------------------------------------------------------------------------------------------------------------
                             Shares
                           Acquired on     Value
           Name             Exercise     Realized    Exercisable   Unexercisable    Exercisable     Unexercisable
--------------------------------------------------------------------------------------------------------------------
Marshall D. Sorokwasz          ---          ---           ---             ---             ---              ---
--------------------------------------------------------------------------------------------------------------------
Richard D. Bloom               ---          ---           ---             ---             ---              ---
--------------------------------------------------------------------------------------------------------------------
John  L. Graves                ---          ---        34,800               0              $0               $0
--------------------------------------------------------------------------------------------------------------------
Jeffrey W. Boren               ---          ---        49,650           3,750              $0               $0
--------------------------------------------------------------------------------------------------------------------

(1) Computed based upon the difference between aggregate fair market value as of August 31, 1999, and aggregate exercise price.

EMPLOYEE BENEFIT PLANS

401(k) PLAN. We maintain a 401(k) Plan for our employees. The 401(k) Plan provisions became effective January 1, 1996. This Plan is qualified under the Internal Revenue Code of 1986, as amended. An employee becomes eligible to participate in the 401(k) Plan on the January 1 or July 1 nearest the date on which the employee completed one year of service consisting of at least 1,000 hours of service. The 401(k) Plan is funded by employee voluntary contributions and a 10% matching contribution by us of up to 5% of the employee's gross contribution. Our matching contribution to the 401(k) Plan is based upon a discretionary formula which can be changed by us at our election. An employee could contribute up to 15% of his or her annual gross compensation or $10,000, the maximum contribution allowed by the Code for 1999.

1995 STOCK OPTION PLAN. On October 3, 1995, the board of directors adopted and the stockholders of our company approved our 1995 Stock Option Plan. 400,000 shares of common stock are reserved under the Plan for the granting of options to key employees, including officers and non-employee directors. The 1995 Plan will terminate October 6, 2005, or on the date in which all shares available for issuance under the Plan have been issued and fully exercised or canceled, whichever occurs first, except that options outstanding as of October 6, 2005, will continue in full force and effect under the provisions of each grant. The 1995 Plan, as amended, provides for the grant of incentive stock options, which may be exercised over a period of ten years, and the fixed annual grant of non-qualified stock options for 500 shares of common stock to non-employee directors. The options granted to non-employee directors are exercisable over ten years from date of grant. In no event can the option price be lower than the fair market value of the common stock at the date of grant. The Stock Option Committee is comprised of three non-employee directors. As of December 1, 1999, options to purchase 268,700 shares were outstanding and 86,250 options were available for grant.

NON-PLAN OPTIONS. On January 26, 1999, the Board of Directors granted the President authority to grant stock options at fair market value at the date of grant, representing a maximum of 250,000 shares of Common Stock. As of December 1, 1999, options representing 35,000 shares had been granted to officers and employees of TST/Impreso.

PERFORMANCE GRAPH

Our common stock is traded on the Nasdaq National Market System under the symbol TSTI. The following performance graph compares the performance of our company's cumulative total stockholder return on its common stock for the period from our company's initial public offering on October 5, 1995, to August 31, 1999, with the cumulative total return of the Nasdaq Stock Market U.S. Index and a Peer Group index consisting of Data Documents, Inc., Moore, Ltd., Paris Corporation, Wallace Computer Services, Inc. and Willamette Industries, Inc.


                COMPARISON OF 47 MONTH CUMULATIVE TOTAL RETURN*
         AMONG TST/IMPRESO, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                                AND A PEER GROUP

    [THE FOLLOWING PLOT POINTS REPRESENT A GRAPHIC CHART WHICH WAS OMITTED.]


TST - IMPRESO INC

                                                  Cumulative Total Return
                                 No. of     ---------------------------------
                                 Shares      8/96     8/97     8/98     8/99

TST / IMPRESO, INC.                  100      117      221       46       49
PEER GROUP                           100       97      121       70      101
NASDAQ STOCK MARKET (U.S.)           100      114      159      150      278



$100 INVESTED ON 10/6/95 IN STOCK OR INDEX
  - INCLUDING REINVESTMENT OF DIVIDENDS.
    FISCAL YEAR ENDING AUGUST 31.

CERTAIN TRANSACTIONS

Marshall Sorokwasz, Chairman of the Board, CEO and President, has personally guaranteed our indebtedness to various lenders, including the $13 million revolving line of credit.

A customer and vendor, Advanced Business Graphics, Inc., is owned by Mr. Sorokwasz's wife, Kristine Sorokwasz. We paid Advanced $57,600 in fiscal 1999 for the production of business consumables used by us. We also sold to Advanced goods and services totaling $417,600. All transactions between us and Advanced were at prices equal to fair market value as of the date of each sale or purchase. Mr. Sorokwasz disclaims any beneficial interest in Advanced.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file certain reports concerning their beneficial ownership of our equity securities. We believe that during fiscal 1999, all reporting persons complied with their Section 16(a) Form 4 filing obligations, except a Form 4 filed on behalf of Mr. Sorokwasz, reflecting purchases by Mr. Sorokwasz totaling 4,040 shares of common stock, was filed approximately 10 days late in June 1999.

       PROPOSAL NUMBER TWO: APPROVAL OF THE PLAN AND AGREEMENT OF MERGER

The board of directors of TST/Impreso has approved the plan and agreement of merger to permit the reorganization of the corporate structure of TST/Impreso and recommends that the stockholders of TST/Impreso also vote FOR the proposal. The reorganization will result in TST/Impreso becoming a wholly-owned subsidiary of the Delaware holding company, Impreso.com.

In addition, as part of the reorganization, we will put the business and assets of our Internet site business into a separate newly-formed subsidiary, HotSheet.com, Inc. Impreso.com will own 90% of this subsidiary and the remaining 10%, with an option to purchase an additional 5%, will be owned by our employee who was primarily responsible for the creation of our Internet site business. At the present time, the business and assets of this business are insignificant.

REASONS FOR THE REORGANIZATION

SEPARATION OF DIFFERENT BUSINESS LINES

The primary purpose of the proposed reorganization into a holding company structure is to permit TST/Impreso and its affiliates to engage in different businesses, in part to permit timely responses to competitive activities which could adversely affect one of its businesses, to insulate the TST/Impreso paper business from the business risks and obligations of its Internet site business and to provide financial flexibility and facilitate capital allocation and managerial accountability. The holding company structure will clearly separate our paper business from the HotSheet Internet site business. Management of TST/Impreso will continue to maintain its focus on meeting its paper business responsibilities. The separation of these activities will (a) facilitate the allocation of expenses, (b) protect TST/Impreso from any adverse effects of non-paper business operations, (c) permit the TST/Impreso capital structure to be managed efficiently and (d) permit the HotSheet business to be financed independently.

The TST/Impreso paper business is expected to constitute the predominant part of our company's earning power for the foreseeable future. The management and board of directors of our company believe that the reorganization will have no adverse effect on TST/Impreso, our stockholders or our customers.

FINANCING FLEXIBILITY FOR OUR INTERNET SITE BUSINESS.

As a separate subsidiary, our Internet site business would have the flexibility to use various financing techniques suitable for its business, without any impact on the capital structure or credit of our paper business. The Internet site business could pursue business opportunities which potentially could enhance the financial strength and operating results of our company as a whole.

REORGANIZATION PROCEDURE

The reorganization involves two steps. First, we incorporated two new corporations in the state of Delaware. We organized Impreso.com Inc. as a potential holding company and TST Merger Corp., as its wholly-owned subsidiary. Neither of these companies has any business. Pursuant to the plan and agreement of merger, TST Merger Corp. will merge into TST/Impreso. TST/Impreso will survive the merger as a wholly-owned subsidiary of Impreso.com.

On the effective date of the reorganization, each outstanding share of common stock of TST/Impreso will automatically convert into one share of common stock of Impreso.com. Stockholders of TST/Impreso will automatically become stockholders of Impreso.com and the same number of shares of Impreso.com will be outstanding immediately after the reorganization as there were outstanding shares of TST/Impreso immediately before. In addition, on exercise of any outstanding option, warrant or right to acquire shares of common stock of TST/Impreso, the holders of those options, warrants or rights will be entitled to receive an equal number of shares of common stock of Impreso.com, under the same terms as the original options, warrants or rights. All of TST/Impreso' employee benefit plans, including the 1995 Stock Option Plan, will be adopted and continued by Impreso.com following the reorganization.

The plan and agreement of merger has been unanimously approved by the boards of Directors of TST/Impreso, Impreso.com and TST Merger Corp., and they have executed the merger agreement, subject to its approval by the holders of the outstanding TST/Impreso common stock, as described under "Voting." A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A. Your approval of the proposed plan and agreement of merger will constitute approval of the adoption and assumption of these plans by Impreso.com.

AMENDMENT OR TERMINATION

By mutual consent of their respective boards of directors, TST/Impreso, Impreso.com and TST Merger Corp. may amend any of the terms of the merger agreement at any time before or after its approval by their respective stockholders, but not after the time that the certificate of merger is filed with the Delaware Secretary of State, but no such amendment may, in the sole judgment of the board of directors of TST/Impreso, materially and adversely affect the rights of the holders of TST/Impreso common stock.

The merger agreement may be terminated and the merger abandoned at any time before or after the stockholders of TST/Impreso have approved the merger agreement, by action of the board of directors of TST/Impreso if it determines that consummation of the transactions provided for in the merger agreement would, for any reason, be inadvisable or not in the best interests of TST/Impreso or its stockholders.

EFFECTIVE DATE OF THE RESTRUCTURING

We plan to complete the reorganization immediately after obtaining stockholder approval. Assuming TST/Impreso stockholders have approved the merger agreement, the merger will become effective on the date that we file the Certificate of Merger with the Delaware Secretary of State in accordance with the Delaware General Corporation Law.

LISTING OF IMPRESO.COM COMMON STOCK

Impreso.com will apply to have its common stock listed on the Nasdaq National Market under the symbol "ZCOM." It is expected that such listing will become effective on the effective date of the merger, subject to the rules of the Nasdaq. As discussed above in "Risk Factors - If our common stock were delisted from the Nasdaq National Market, trading in our shares would be more difficult," we currently are not in compliance with the requirements for continued listing on the Nasdaq National Market. Unless the closing bid price for our common stock remains above $3.34 for at least ten consecutive days, we may be delisted from

Nasdaq. From November 22, 1999 through December 6, 1999, the closing bid price for our stock had been above $ 3.34 for nine days.

MANAGEMENT

The reorganization will not have any effect on current management of our company. The current directors of Impreso.com also are the directors of TST/Impreso. If the TST/Impreso stockholders approve the Merger Agreement, they also will be considered to have ratified the election of such persons as the directors of Impreso.com. The current executive officers of Impreso.com also are executive officers of TST/Impreso.

EXCHANGE OF STOCK CERTIFICATES

If the merger is effected, it will not be necessary for holders of TST/Impreso common stock to exchange their existing stock certificates for certificates representing Impreso.com common stock. The certificates which presently represent outstanding shares of TST/Impreso common stock will automatically represent shares of Impreso.com common stock. New certificates bearing the name of Impreso.com will be issued in the future if, and as, certificates representing presently outstanding shares of TST/Impreso common stock are presented for exchange or transfer.

CAPITALIZATION OF THE HOLDING COMPANY

TST/Impreso is authorized to issue up to 15,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of December 1, 1999, 5,292,780 shares of common stock were outstanding. In addition, we had outstanding options to purchase 268,700 shares of our common stock under our 1995 Stock Option Plan, non-plan options to purchase 35,000 shares of our common stock, and warrants to purchase 130,000 shares of common stock. As of December 1, 1999, no shares of preferred stock were outstanding. Impreso.com will have the same capital structure.

COMMON STOCK

The holders of the Impreso.com common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. After the payment of any required preferential amounts to the holders of any outstanding preferred stock, holders of common stock are entitled to receive dividends that may be declared by the board of directors. In the event of the liquidation, dissolution or winding up of Impreso.com, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the payment of any required preferential amounts to the holders of any outstanding preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.


PREFERRED STOCK

The certificate of incorporation of Impreso.com, like the existing certificate of incorporation of TST/Impreso, will give the board the authority to designate one or more additional series of preferred stock. Such provisions are often referred to as "blank check" provisions, since they give the board the flexibility, without further stockholder approval, to create one or more series of preferred stock and to determine the designations, preferences and limitations of each such series. For each series of preferred stock it authorizes, the board will have the authority to determine, among other things:

       o    the number of shares

       o    dividend rights

       o    voting rights

       o    conversion privileges

       o    redemption provisions

       o    sinking fund provisions

       o    rights upon liquidation, dissolution or winding up of Impreso.com

       o    other relative rights, preferences and limitations of such series.

If the board authorizes a series of preferred stock that provides for dividends, the dividends may be cumulative and the designations of the series may require that no dividends may be paid on the common stock until the cumulative dividends are paid on the preferred stock. In addition, the board may designate a series of preferred stock that in the event of any dissolution, liquidation or winding up of Impreso.com, entitles its holders to receive a liquidation preference together with all accumulated and unpaid dividends, prior to the distribution of any assets or funds to the holders of common stock. Depending upon the consideration paid for preferred stock, the liquidation preference of preferred stock and other matters, the issuance of preferred stock could therefore result in a reduction in the assets available for distribution to the holders of common stock in the event of liquidation of Impreso.com. Holders of common stock do not have any preemptive rights to acquire preferred stock or any other securities of Impreso.com.

Giving the board the authority to issue blank check preferred stock provides us with the flexibility to create a series of preferred stock customized to meet the needs of any particular transaction or market condition. In addition, we could use blank check preferred stock to frustrate attempts at hostile takeover of our company by creating voting impediments. The issuance of additional preferred stock at below market rates would dilute the value of the outstanding securities of Impreso.com and similarly hamper a takeover attempt. We also could privately place such shares with friendly purchasers who might oppose a hostile takeover bid. We do not currently have any plans, agreements, commitments or understandings with respect to the issuance of any shares of preferred stock.

The certificate of incorporation and By-laws of Impreso.com are substantially identical to the certificate of incorporation and By-laws of TST/Impreso. Your approval of the plan and agreement of merger will constitute approval of the certificate of incorporation and the bylaws of Impreso.com.

FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material United States federal income tax consequences of the exchange of shares of TST/Impreso common stock for shares of Impreso.com common stock pursuant to the plan and agreement of merger and does not address the tax consequences of any related transactions. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, or the "Code," currently applicable Treasury Regulations, published administrative rulings, and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter these tax consequences.

You should be aware that this discussion does not address all United States federal income tax considerations that may be relevant to you in light of your particular circumstances, such as if you are a dealer in securities, bank, insurance company, tax-exempt organization or a foreign person, subject to the alternative minimum tax provisions of the Code or hold your shares as part of a hedging, straddle, conversion or other risk reduction or constructive sale transaction. This discussion does not deal with all United States federal income tax considerations that may be relevant to you if you acquired shares in connection with employee stock options or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of the reorganization under foreign, state or local tax laws or the tax consequences of any other transactions effected concurrently with, prior to, or after the reorganization (whether or not such transactions are in connection with the reorganization). We urge you to consult with your own tax advisors as to the specific consequences of the reorganization to you, including the applicable federal, state, local and foreign tax consequences of the reorganization to you in your particular circumstances.

Neither TST/Impreso nor Impreso.com has requested a ruling from the Internal Revenue Service regarding any of the federal income tax consequences of the reorganization or that the reorganization will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

We believe that the following federal income tax consequences result from the reorganization:

(a) You will not recognize gain or loss upon the receipt of Impreso.com common stock solely in exchange for TST/Impreso common stock in the reorganization.

(b) Your aggregate tax basis in your Impreso.com common stock after the reorganization will be the same as the aggregate tax basis of your TST/Impreso common stock.

(c) If you hold your TST/Impreso common stock as a capital asset at the effective time of the reorganization, your holding period for your Impreso.com common stock received in the reorganization will include your holding period for the TST/Impreso common stock surrendered in the reorganization.

ANTICIPATED ACCOUNTING TREATMENT

In accordance with generally accepted accounting principles, we will use the historical cost basis of the assets and liabilities of TST/Impreso and Impreso.com to account for the reorganization. Because Impreso.com has only nominal assets and liabilities, the combination will effectively represent the historical basis of the assets and liabilities of TST/Impreso and the capital structure of Impreso.com.

SECURITIES ACT CONSEQUENCES

All of the shares of common stock acquired in the reorganization will be freely transferable except for any shares that may be held by our "affiliates." The Securities Act of 1933, as amended, defines "affiliates" to be stockholders of TST/Impreso who control, are controlled by or are under common control with TST/Impreso or Impreso.com. Affiliates of TST/Impreso may not sell their shares of Impreso.com common stock or preferred stock acquired in the reorganization except pursuant to an effective registration statement under the Securities Act covering such shares, the resale provisions of Rule 145 under the Securities Act or another applicable exemption from the registration requirements of the Securities Act.

Rules 144 and 145 restrict how affiliates may sell Impreso.com common stock or preferred stock and also restricts the number of shares of Impreso.com common stock or preferred stock that such affiliates may sell within any three-month period.

NO APPRAISAL RIGHTS

Section 262 of the Delaware General Corporation Law provides that dissenters' rights of appraisal are not available to holders of securities which are traded on a national securities exchange or the Nasdaq National Market and who will receive in the merger transaction shares of stock that also are traded on a national securities exchange or the Nasdaq National Market. As the TST/Impreso common stock is traded on Nasdaq National Market and the Impreso.com common stock to be issued in the reorganization must be included on the Nasdaq National Market, as a condition to the consummation of the merger, the holders of TST/Impreso common stock will not have any rights to seek an appraisal of their shares under Delaware law with respect to the approval of the reorganization.

TRANSFER AGENT AND REGISTRAR

Impreso.com's Transfer Agent and Registrar is American Stock Transfer and Trust Company.

LEGAL MATTERS

Certain legal matters relating to the issuance of the Impreso.com common stock in the reorganization will be passed upon by Tammy Yahiel, In-House Counsel.


               PROPOSAL NUMBER THREE: RATIFICATION OF SELECTION OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

The board of directors of our company has selected Arthur Andersen LLP to serve as our independent public accountants for the fiscal year ending August 31, 2000. The board of directors considers Arthur Andersen LLP to be eminently qualified.

A representative of Arthur Andersen LLP will be present at the annual meeting, with an opportunity to make a statement, if such representative desires to do so, and will be available to respond to appropriate questions.

Although it is not required to do so, the board of directors is submitting its selection of our independent public accountants for ratification at the annual meeting, in order to ascertain views of stockholders regarding such selection. If the selection is not ratified, we will reconsider its selection.

The board of Directors recommends that you vote FOR ratification of the selection of Arthur Andersen LLP to examine the financial statements of our company for the fiscal year ending August 31, 2000

                             EXPENSE OF SOLICITATION

TST/Impreso will bear all costs connected with the solicitation of proxies. We will reimburse brokers and other persons holding stock for the benefit of others for their expenses in forwarding proxies and accompanying material to the beneficial owners of such stock and obtaining their proxies. We will solicit proxies by mail, telephone, telegraph or otherwise, and some of the directors, officers and regular employees of our company may assist in the solicitation without additional compensation. We do not expect to incur more than $10,000 of solicitation expenses. We have not incurred any solicitation expenses to date.

                             STOCKHOLDERS' PROPOSALS

A stockholder who desires to include a proposal in the proxy material relating to our 2001 annual meeting of stockholders must submit the same in writing, so as to be received at our principal executive office, to the attention of the Legal Department, on or before October 1, 2000 for such proposal to be considered for inclusion in the proxy statement for the annual meeting. Such proposal must also meet the other requirements of the Securities and Exchange Commission relating to shareholder proposals required to be included in our proxy statement.

                 OTHER MATTERS THAT MAY COME BEFORE THE MEETING

As of the date of this Proxy Statement, management of TST/Impreso does not know of any matters to be presented for consideration at the Annual Meeting other than those described in this Proxy Statement. If any other matters properly come before the Annual Meeting, the accompanying proxy confers discretionary authority with respect to those matters, and the persons named in the accompanying form of proxy intend to vote that proxy to the extent entitled in accordance with their best judgment.

We request you to date, sign and return the proxy in the enclosed postage-paid envelope. If you attend the annual meeting, you may revoke your proxy at that time and vote in person if you so desire, otherwise your proxy will be voted for you.

February 6, 2000                             By Order of the Board of Directors,

                                             Donald E. Jett, Secretary

                                                                      APPENDIX A

                          PLAN AND AGREEMENT OF MERGER


       THIS PLAN AND AGREEMENT OF MERGER, dated as of December 1, 1999, among TST/IMPRESO, INC., a Delaware corporation ("TST"), IMPRESO.COM, INC., a Delaware corporation ("Holdings") and a wholly-owned subsidiary of TST, and TST MERGER CORP., a Delaware corporation ("Newco") and a wholly-owned subsidiary of Holdings.

                              W I T N E S S E T H :

       WHEREAS, the parties hereto desire that Newco merge with and into TST upon the terms and subject to the conditions herein set forth and in accordance with the laws of the State of Delaware:

NOW, THEREFORE, the parties agree as follows:

1.     MERGER

1.1. Merger of Newco into TST. At the Effective Time (as defined below), Newco shall be merged with and into TST (the "Merger"), in accordance with Section 251 of the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law"), and the separate existence of Newco shall thereupon cease and TST shall be the surviving corporation. The corporate existence of TST, with all its rights, privileges, powers and franchises and subject to all its debts, liabilities and duties (except to the extent otherwise provided herein), shall continue unaffected and unimpaired by the Merger, and TST shall thereupon, without further action, succeed to and be vested with all rights, privileges, powers and franchises and all property (real, personal and mixed) of Newco and shall be subject to all debts, liabilities and duties of Newco, all in accordance with the Delaware General Corporation Law.

1.2. Effective Time. The Merger shall become effective and be consummated upon filing the Certificate of Merger with the Secretary of State of Delaware or such other date as may be approved by the TST Board of Directors, unless terminated pursuant to Section 7.2 below (the "Effective Time").


2. CERTIFICATE OF INCORPORATION, BY-LAWS, BOARD OF DIRECTORS AND EXECUTIVE OFFICERS OF THE SURVIVING CORPORATION.

2.1. Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of TST, as amended and in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the surviving corporation and shall continue in full force and effect until further amended as provided therein or by law.

2.2. By-Laws. The By-Laws of TST, as amended and in effect immediately prior to the Effective Time, shall continue in full force and effect as the By-Laws of the surviving corporation until amended or repealed as provided therein or by law.

2.3. Directors. At the Effective Time, each director of Newco immediately prior thereto shall cease to hold such office, and each director of TST immediately prior thereto shall continue as a director of the surviving corporation and shall thereafter hold such office for the remainder of his term of office and until his successor has been elected and qualified, or as otherwise provided in the Certificate of Incorporation or the By-Laws of the surviving corporation or by law.

2.4. Officers. At the Effective Time, each officer of Newco immediately prior thereto shall cease to hold such office, and each officer of TST immediately prior thereto shall thereupon become an officer of the surviving corporation and shall thereafter hold such office for the remainder of his term of office and until his successor has been elected or appointed and qualified, or as otherwise provided in the Certificate of Incorporation or the By-Laws of the surviving corporation or by law.

3.     STOCK, WARRANTS AND OPTIONS OF NEWCO, HOLDINGS AND TST.

3.1.   Conversion of Stock and Warrants and Assumption of Certain Obligations.

             At the Effective Time:

             (a) Common Stock of Newco. Each share of Common Stock, par value $.01 per share, of Newco issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of Common Stock, par value $.01 per share, of the surviving corporation.

             (b) Common Stock of TST. Each share of Common Stock, par value $.01 per share ("TST Common Stock") of TST, issued and outstanding or held in its treasury immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of Common Stock, par value $.01 per share ("Holdings Common Stock") of Holdings, and each certificate representing shares of TST Common Stock immediately prior to the Effective Time shall be deemed (subject to Section 3.2 hereof) to represent the same number of shares of Holdings Common Stock.

             (c) Warrants of TST. Each of the warrants to purchase an aggregate of 130,000 shares of TST Common Stock at exercise prices of $6.60 per share (the "TST Warrants") outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one warrant to purchase Holdings Common Stock at exercise prices of $7.20 or $6.60 per share, respectively (the "Holdings Warrants"), and each certificate representing TST Warrants immediately prior to the Effective Time shall be deemed (subject to Section 3.2 hereof) to represent an equal number of Holdings Warrants. The Holdings Warrants shall be exercisable into shares of Holdings Common Stock at the same exercise price and on the same terms as the TST Warrants were exercisable into shares of TST Common Stock immediately prior to the Effective Time.

             (d) Stock Options of TST. Holdings shall assume and continue all the rights and obligations of TST under the 1995 Stock Option Plan (the "Plan") as provided in Section 16 of the Plan and under the option grants to purchase an aggregate of 35,000 shares of TST Common Stock (the "Non-Plan Options"). The outstanding options assumed by Holdings shall be exercisable upon the same terms and conditions as under the Plan and the Non-Plan Options and the option agreements relating thereto immediately prior to the Effective Time, except that, upon the exercise of each such option, shares of Holdings Common Stock shall be issuable in lieu of shares of TST Common Stock issuable upon the exercise thereof immediately prior to the Effective Time.

3.2. Issuance of New Certificates. Each holder of a certificate representing shares of TST Common Stock immediately prior to the Effective Time may thereafter surrender such certificate and shall be entitled, upon such surrender, to receive in exchange therefor a certificate representing the same number of shares of Holdings Common Stock into which such shares of TST Common Stock shall have been converted in accordance with Section 3.1 hereof. Until so surrendered, such certificate shall be deemed to evidence the ownership of such shares of Holdings Common Stock and the holder of such certificate shall have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of Holdings Common Stock evidenced by such outstanding certificate. If any such certificate for Holdings Common Stock are to be issued in a name other than that in which the surrendered certificate is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall have paid any transfer and other taxes required by reason of such issuance of certificates of Holdings Common Stock in a name other than that of the registered holder of the certificate surrendered, or shall have established to the satisfaction of Holdings and its transfer agent that such tax has been paid or is not applicable.

3.3. TST Stock Transfer Books. At the Effective Time, the stock transfer books for the shares of TST Common Stock which will be converted to Holdings Common Stock pursuant to Section 3.1 shall be deemed closed, and no transfer of such shares shall thereafter be made or consummated.

3.4. Other Agreements. At the Effective Time, Holdings shall assume any obligation of TST to deliver or make available shares of TST Common Stock under any agreement or employee benefit plan not referred to in this Article 3 to which TST or any of its subsidiaries is a party. Any reference to TST Common Stock under any such agreement shall be deemed to be a reference to Holdings Common Stock and one share of Holdings Common Stock shall be issuable in lieu of each share of TST Common Stock required to be issued by any such agreement, subject to subsequent adjustment as provided in any such agreement.

4. CONDITIONS. The obligation of TST, Holdings and Newco to consummate the Merger is subject to the fulfillment of the following conditions:

4.1. Stockholder Approval. This Agreement and the Merger shall have been adopted by a majority of the issued and outstanding shares of TST Common Stock and, with respect to Newco, a majority of the issued and outstanding shares of Common Stock.

4.2. Certificate of Incorporation and By-laws of Holdings. At the Effective Time, the Certificate of Incorporation and By-laws of Holdings shall be substantially in the forms as The Certificate of Incorporation and By-laws of TST.

4.3. Listing. The Holdings Common Stock and Holdings Warrants to be issued and initially reserved for issuance pursuant to the transactions contemplated herein shall have been approved for trading, upon official notice of issuance, on the Nasdaq National Market System.

4.4. Opinion of Counsel. TST shall have received an opinion of its counsel to the effect that:

             (a) TST, Holdings and Newco each are corporations duly incorporated, validly existing and in good standing under the laws of the State of Delaware;

             (b) this Agreement is a valid and binding agreement of TST, Holdings and Newco in accordance with its terms;

             (c) the execution and delivery of this Agreement does not, and the consummation of the Merger and any other transaction herein provided for will not, violate any provision of the Certificate of Incorporation or By-Laws of TST, Holdings or Newco, nor violate any provision of any material agreement, instrument, order, arbitration award, judgment or decree, of which such counsel has knowledge, to which TST, Holdings or Newco is a party or by which it is bound, or result in the acceleration of, or give rise to any right to accelerate, any material indebtedness of TST, Holdings or Newco of which such counsel has knowledge; and

             (d) the shares of Holdings Common Stock required to be issued and delivered pursuant to this Agreement will, when issued, be validly issued, fully paid and non-assessable.

5. FURTHER ASSURANCES. Each party hereto agrees that from time to time on and after the Effective Time, it will execute and deliver or cause to be executed and delivered all such further assignments, assurances or other instruments, and shall take or cause to be taken all such further actions as may be necessary or desirable to consummate the Merger and the other transactions contemplated by this Agreement.

6.     AMENDMENT; TERMINATION.

6.1. Amendment. At any time prior to the Effective Time, the parties hereto may by written agreement amend, modify or supplement any provision of this Agreement, provided, however, an amendment made subsequent to the adoption of this Agreement by the stockholders of TST and Newco shall not without the approval of the holders of the requisite number of shares of voting stock of TST or Newco, as the case may be, (a) alter or change the amount or kind of shares, securities, cash, property or rights to be received for or on conversion of all or any of the shares of any class of capital stock of TST or Newco, (b) alter or change any term of the Certificate of Incorporation of TST or (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class of capital stock of TST or Newco.

6.2. Termination. This Agreement may be terminated and the Merger abandoned by the Board of Directors of TST at any time prior to the Effective Time, whether before or after approval of this Agreement by the Stockholders of TST and Newco.

7. GOVERNING LAW. This Agreement shall be construed under and in accordance with the laws of the State of Delaware.

8. HEADINGS. The headings set forth herein are for convenience only and shall not be used in interpreting the text of the section in which they appear.

9. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

10. COUNTERPARTS. For the convenience of the parties hereto, this Agreement may be executed in separate counterparts, each of which, when so executed, shall be deemed to be an original, and all such counterparts when taken together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, each of TST, Holdings and Newco, pursuant to the approval and authority duly given by resolutions adopted by its respective Board of Directors, has caused this Agreement to be executed by a duly authorized officer thereof, and has further caused its respective corporate seal to be hereunto affixed, as of the date first above written.

                                 TST/IMPRESO, INC.


                                 By:
                                    ------------------------------------------


                                 IMPRESO.COM, INC.


                                 By:
                                    ------------------------------------------


                                 TST MERGER CORP.


                                 By:
                                    ------------------------------------------

                                TST/IMPRESO, INC.

              PROXIES SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                                  MARCH 7, 2000

                                  COMMON STOCK

The undersigned, a stockholder of TST/Impreso, Inc. does hereby appoint Marshall
D. Sorokwasz and Richard D. Bloom, or either of them, as proxies of the undersigned with full power of substitution, to appear on behalf of and to vote all shares of Common Stock of our company which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held on Tuesday, March 7, 2000, at 4:00p.m., CST, or at any adjournments thereof, upon such matters as may properly come before the meeting.

This Proxy is solicited on behalf of the Board of Directors. The undersigned hereby instructs said proxies or their substitutes to vote as specified on the reverse, on each of the following matters in accordance with their judgment, and on any other matters which may properly come before the meeting. If no direction is indicated, this proxy will be voted "FOR" all nominees listed in Item 1, and "for" Items 2 and 3.


(1)      Election of Directors

         For all nominees listed  __________     Withhold Authority to _________
         (except as marked to the contrary)      vote for all the nominees
                                                 listed at the left.

         Nominees:             Marshall D. Sorokwasz
                               Richard D. Bloom
                               Donald E. Jett
                               Robert F. Troisio
                               Bob L. Minyard
                               Jay W. Ungerman

(Instruction: to withhold authority to vote for any individual nominee write that nominee's name in the space provided below.)

(2) Approval of the plan and agreement of merger among TST/Impreso, Inc., Impreso.com, Inc. and TST Merger Corp. to reorganize TST/Impreso into a holding company structure and providing for the conversion of shares of common stock of TST/Impreso into an equal number of shares of common stock of Impreso.com, Inc. a Delaware corporation organized by TST/Impreso to be a holding company of TST/Impreso.

                    For _____ Against ______ Abstain _______

(3) Ratification of Appointment of Arthur Andersen LLP as the company's independent public accountants for the fiscal year ending August 31, 2000.

                    For _____ Against ______ Abstain _______

EACH OF THE FOREGOING MATTERS HAS BEEN PROPOSED BY OUR COMPANY AND IS INDEPENDENT AND NOT CONDITIONED UPON THE APPROVAL OF ANY OTHER MATTER

              THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" EACH ITEM.

 The shares represented by this Proxy will be voted as directed. If no direction is indicated as to either Items 1, 2 or 3, the shares will be voted in favor of the Item(s) for which no direction is indicated.

PLEASE MARK, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


                                                  Dated: _________________, 2000

                                                  ________________________(L.S.)

                                                  ________________________(L.S.)
                                                  Stockholder(s) Sign Here


IMPORTANT: BEFORE RETURNING THIS PROXY, PLEASE SIGN YOUR NAME OR NAMES ON THE LINE(S) ABOVE EXACTLY AS SHOWN THEREON. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS OR CORPORATE OFFICERS SHOULD INDICATE THEIR FULL TITLES WHEN SIGNING. WHERE SHARES ARE REGISTERED IN THE NAME OF JOINT TENANTS OR TRUSTEES, EACH JOINT TENANT OR TRUSTEE SHOULD SIGN.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article Eighth of Impreso.com's Certificate of Incorporation provides that it must indemnify and advance expenses to the fullest extent permitted by Section 145 of the Delaware General Corporation Law to any person who is or was an officer or director of Impreso.com and the legal representatives of that person. This section provides in substance, that Delaware corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions or suits by or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees and agents, against expenses (including attorneys' fees) and, in the case of actions, suits or proceedings brought by third parties, against judgment, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceeding. In addition, Impreso.com's By-Laws also provide that Impreso.com shall, to the fullest extent permitted by Delaware law, indemnify all persons against all costs, expenses and liabilities or other matters incurred by them by reason of having served as officers or directors of Impreso.com, any subsidiary of Impreso.com or of any other company for which that person acted as an officer or director at the request of Impreso.com.

Article Tenth of Impreso.com's Certificate of Incorporation eliminates the personal liability of its directors to the full extent permitted by Section 102(b)(7) of the Delaware General Corporation Law. This section provides that a company may eliminate the personal liability of directors to their company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for breach of the director's duty of loyalty to our company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The company's Bylaws also provide that our company may indemnify its directors, officers and legal representatives to the fullest extent permitted by Delaware law against all awards and expenses (including attorneys' fees). In addition, our company has directors and officers liability insurance

ITEM 21.  EXHIBITS.

The Exhibits listed on the accompanying Index to Exhibits are filed as part hereof, or incorporated by reference into, this Registration Statement.

          2.1 Plan and Agreement of Merger, dated as of December 1, 1999, among TST/Impreso, Inc., Impreso.com, Inc. and TST Merger Corp. (included as Appendix A to the Proxy Statement/Prospectus)

          3(a)   Certificate of Incorporation of Impreso.com *

          3(b)   By-laws of Impreso.com *

          4.1    Form of Underwriters' Warrant (incorporated by reference to
                 Exhibit 4.1 to TST/Impreso Registration Statement on Form S-1 No. 33-93814)

          4.2 Form of Impreso.com, Inc. common stock certificate (to be filed by amendment)

          5.1 Opinion of Tammy Yahiel, In-House Counsel (to be filed by amendment)

          10(a)  1995 Stock Option Plan (incorporated by reference to Exhibit
                 10.1 to the TST/Impreso Registration Statement on Form S-1, No. 33-93814)

          10(b) Employment Agreement dated January 27, 1999, between the Company and Marshall Sorokwasz (incorporated by reference to Exhibit 10.2 to the TST/Impreso Registration Statement on Form S-1, No. 33-93814)

          10(c) IBM Brand Paper Trademark Licensing Agreement, effective as of April 30, 1997, and Amendment No. 1 thereto, between TST/Impreso and International Business Machines Corporation (incorporated by reference to Exhibit 10(c) of TST/Impreso Form 10-Q/A, dated May 31, 1997) [Confidential treatment has been granted for certain portions of this Exhibit]

          10(d) Amendment Number 2 to the IBM Brand Paper Trademark Licensing Agreement, dated March 5, 1999, between TST/Impreso and International Business Machines Corporation (incorporated by reference to Exhibit 10(d) of TST/Impreso Form 10-Q/A, dated June 17, 1999) [Confidential treatment has been granted for certain portions of this Exhibit]

          10(e) Revolving Credit Agreement dated May 3, 1993, and the first through sixth Amendment thereto, between Congress Financial Corporation (Southwest) and TST/Impreso, Inc. (to be filed by amendment)

          21 Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the TST/Impreso Registration Statement on Form S-1 No. 33-93814)

          23.1   Consent of Arthur Andersen LLP *

          23.2 Consent of Tammy Yahiel, In House Counsel ( to be included in her opinion filed as Exhibit 5)

          24     Power of Attorney (included on page II-4)

-------------

* Filed herewith.


ITEM 22.  UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) to respond to requests for information that is incorporated by reference in the Proxy Statement/Prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request;

(5) to supply by means of a post-effective amendment all information concerning a transaction, and our company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective;

(6) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

(7) that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof;

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Impreso.com, Inc. has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coppell, State of Texas, on December 8, 1999.

                         IMPRESO.COM, INC. (REGISTRANT)

                         By: /s/ MARSHALL D. SOROKWASZ
                            ----------------------------------------
                                 Marshall D. Sorokwasz
                                 President and Chief Executive Officer

                                 Power of Attorney

Know All Men By These Presents, that each person whose signature appears below constitutes and appoints Marshall D. Sorokwasz and Richard D. Bloom jointly and severally, his or her attorneys-in-fact, each with full power of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-4, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                         Title                                     Date
---------                                         -----                                     ----

/s/ MARSHALL D. SOROKWASZ                 Chairman of the Board,                        December 8, 1999
----------------------------------        President, Chief Executive
Marshall D. Sorokwasz                     Officer, and Treasurer (Principal
                                          Executive Officer

/s/ RICHARD D. BLOOM
----------------------------------        Senior Vice President of Operations,          December 8, 1999
Richard D. Bloom                          Director


/s/ DONALD E. JETT
----------------------------------        Secretary, Director                           December 8, 1999
Donald E. Jett


/s/ SUSAN M. ATKINS
----------------------------------        Vice President of Finance,                    December 8, 1999
Susan M. Atkins                           (Principal Financial Officer and
                                          Principal Accounting Officer)

/s/ JAY W. UNGERMAN
----------------------------------        Director                                      December 8, 1999
Jay W. Ungerman

/s/ ROBERT F. TROISIO
----------------------------------        Director                                      December 8, 1999
Robert F. Troisio

/s/ BOB L. MINYARD
----------------------------------        Director                                      December 8, 1999
Bob L. Minyard

                                INDEX TO EXHIBITS


     Exhibit No.   Description of Exhibits
     -----------   -----------------------

          2.1 Plan and Agreement of Merger, dated as of December 1, 1999, among TST/Impreso, Inc., Impreso.com, Inc. and TST Merger Corp. (included as Appendix A to the Proxy
                   Statement/Prospectus)

          3(a)     Certificate of Incorporation of Impreso.com *

          3(b)     By-laws of Impreso.com *

          4.1      Form of Underwriters' Warrant (incorporated by reference to
                   Exhibit 4.1 to TST/Impreso Registration Statement on Form S-1 No. 33-93814)

          4.2 Form of Impreso.com, Inc. common stock certificate (to be filed by amendment)

          5.1 Opinion of Tammy Yahiel, In-House Counsel (to be filed by amendment)

          10(a)    1995 Stock Option Plan (incorporated by reference to Exhibit
                   10.1 to the TST/Impreso Registration Statement on Form S-1, No. 33-93814)

          10(b) Employment Agreement dated January 27, 1999, between the Company and Marshall Sorokwasz (incorporated by reference to Exhibit 10.2 to the TST/Impreso Registration Statement on Form S-1, No. 33-93814)

          10(c) IBM Brand Paper Trademark Licensing Agreement, effective as of April 30, 1997, and Amendment No. 1 thereto, between TST/Impreso and International Business Machines Corporation (incorporated by reference to Exhibit 10(c) of TST/Impreso Form 10-Q/A, dated May 31, 1997) [Confidential treatment has been granted for certain portions of this Exhibit]

          10(d) Amendment Number 2 to the IBM Brand Paper Trademark Licensing Agreement, dated March 5, 1999, between TST/Impreso and International Business Machines Corporation (incorporated by reference to Exhibit 10(d) of TST/Impreso Form 10-Q/A, dated June 17, 1999) [Confidential treatment has been granted for certain portions of this Exhibit]

          10(e) Revolving Credit Agreement dated May 17, 1993, and the first through sixth Amendment thereto, between Congress Financial Corporation (Southwest) and TST/Impreso, Inc. (to be filed by amendment)

          21 Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the TST/Impreso Registration Statement on Form S-1 No. 33-93814)

          23.1     Consent of Arthur Andersen LLP *

          23.2 Consent of Tammy Yahiel, In House Counsel ( to be included in her opinion filed as Exhibit 5)

          24       Power of Attorney (included on page II-4)